Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

John McDonough and T2 Biosystems, Inc. (the “Company”) enter into this second amendment to the employment agreement (this “Second Amendment”) dated as of March 14, 2008, and previously amended on July 22, 2014 (the “Agreement”), as of July 30, 2019 (the “Effective Date”).

1.    Section 1(c) is hereby added to the Agreement and reads as follows:

“(c) Resignation. You agree to resign from your position as President and Chief Executive Officer and your employment with the Company on the start date of a new Chief Executive Officer, or such earlier date as determined by the Board (the “Resignation Date”).

(i)     You acknowledge and agree that your employment with the Company and any of its parents, subsidiaries and affiliates (“Affiliates”) will terminate on the Resignation Date.

(ii)     Between the Effective Date and the Resignation Date, You will assist the Company in identifying a new Chief Executive Officer, and otherwise continue to serve as the Chief Executive Officer, President, Executive Chairman and an employee pursuant and subject to the terms of the Agreement.

(iii)     On the July 30, 2019 earnings call, you will announce that you have been appointed Executive Chairman and your intent to step down as Chief Executive Officer and become non-executive Chairman of the Board after working with the Board to identify and appoint your successor as Chief Executive Officer. Effective immediately, you will assume the role of Executive Chairman of the Board, and serve in that capacity as duly appointed or elected for no additional compensation through the Resignation Date. Following the Resignation Date, you will become eligible for compensation, including quarterly cash retainer payments and annual equity grants, as non-executive Chairman of the Board and Director pursuant to, and to the extent provided by, the Company’s Non-Employee Director Compensation Program, as in effect from time to time (the “Program”). The annual equity grant under the Program is currently 22,000 stock options, 11,000 restricted stock units or a combination thereof (as determined by the Board) and the annual cash retainer payments you will initially be eligible for following the Resignation Date as a director and Chairman of the Board is currently: $40,000 for service as a director and $30,000 for service as the Chairman of the Board.

(iv)     You understand that you are giving up any right or claim to future employment, including without limitation, any future compensation or benefits, except as set forth in this Agreement.

(vi)    You agree that on or before the Resignation Date or upon the Company’s request, you will return to the Company all property of the Company in my possession or control, including without limitation, all keys, access cards, credit cards, calling cards, cellular phones and other mobile communications devices. Notwithstanding the foregoing, you shall be entitled to retain ownership of your Company issued laptop following the Resignation Date.”

2.    The first sentence of Section 4(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)     Base Salary. While you are employed hereunder, the Company will pay you a base salary at the annual rate of $550,000 (the “Base Salary”).”

3.    Section 4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Annual Bonus. While you are employed hereunder, you will be eligible to receive an annual performance bonus (the “Annual Bonus”) after the conclusion of each calendar year you are employed by the Company, in an amount which shall be determined by the Compensation Committee of the Board (or its designee), and upon the achievement of specific milestones as agreed to by you and the Board of Directors. The Annual Bonus will be pro-rated for any partial year of employment. The Annual Bonus shall be primarily based on your performance and overall performance of the Company, measured against goals that are mutually agreed upon by you and the Compensation Committee. You shall submit proposed performance goals no later than January 31 of the year to which the goals relate, which will be reviewed and approved by the Compensation Committee of the Board in their sole discretion, no later than March 1 of the year to which the goals relate. The Annual Bonus, other than as provided for in Section 4(b)(i), will be paid to you within 60 days following the close of the year to which it relates. The target amount of the Annual Bonus shall be 85% of the Base Salary.

4.    Section 4(c)(v) is hereby added to the Agreement, and reads as follows:

“(v)     Previous Grants and Amendment to PSU Grant and Agreement. Exhibit A to this Agreement sets forth the issued and outstanding Company equity awards held by you as of the Effective Date. You and the Company hereby agree that the award agreement governing the 434,783 performance-based Restricted Stock Units (as defined in the Company’s 2014 Incentive Award Plan (the “Plan”)) granted to you on March 15, 2018 pursuant to the Plan (the “PSU Agreement”) is hereby amended such that your Termination of Service under and within the meaning of the PSU Agreement will be deemed to occur upon your termination of employment with the Company for any reason.”

5.    Section 6(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c)     Termination by the Company without Cause. Provided you sign and do not revoke the General Release Agreement attached hereto as Exhibit B on or within twenty-one days following the date your employment terminates, in the event of a termination of your employment by the Company without Cause or due to your resignation pursuant to Section 1(c) on the Resignation Date:

(i)    The Company will pay the Accrued Obligations to you promptly (i.e., within fifteen (15) days) following such termination.

(ii)    The Company will pay you severance in the amount of $687,500, equal to fifteen (15) months of the Base Salary, payable in equal installments over a period of fifteen (15) months in accordance with the Company’s payroll practice, commencing on your termination of employment.

(iii)    The Company will pay you $233,750 in a single lump sum payment, on March 15 of the year following the year in which your termination of employment occurred.

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(iv) If the termination occurs prior to your receipt of an Annual Bonus pursuant to Section 4(b)(ii) for 2019, on March 15, 2020, or should your termination occur in a subsequent year, the Company will pay to you the Annual Bonus you would have earned if you had remained employed, as determined by the Board based on the percentage of bonus criteria achieved, pro-rated based on the portion of calendar year 2019 or subsequent year for which you served as Chief Executive Officer and such Annual Bonus shall be paid on March 15 of the year following the applicable subsequent year.

(v)    If you timely elect continued group medical insurance coverage pursuant to COBRA, the Company will reimburse you for all applicable premiums, for you and your eligible dependents during the period commencing on the date of your termination of employment and ending on the earliest to occur of (i) end of the fifteenth month after your employment termination date, (ii) the date that you or your covered spouse and/or dependents become no longer eligible for COBRA and (iii) the date on which you become eligible for healthcare coverage under the healthcare insurance plan of another employer. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to 142% of the applicable premiums, which payment will be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which your termination of employment occurs and end on the earliest to occur of (A) the date that is fifteen months following your employment termination date, (B) the date that you become no longer eligible for COBRA and (C) the date you become eligible to receive healthcare coverage from a subsequent employer subject to any delay that may be required under Section 409A. You will promptly notify the Company if you become eligible for healthcare coverage under the healthcare insurance plan of another employer.

(vi)    Notwithstanding any contrary terms of the agreements governing 100,000 Restricted Stock Units granted to you on February 21, 2019 pursuant to the Plan and an award agreement thereunder (the “February 2019 Grant”) and the 50,000 Restricted Stock Units granted to you February 9, 2017 pursuant to the Plan and an award agreement thereunder (the “February 2017 Grant”), the then-unvested and outstanding portion of each of the February 2019 Grant and the February 2017 Grant will become vested as of the date of termination totaling 116,667 shares as of July 30, 2019.”

6.    The Agreement is hereby amended by adding each of Exhibit A and Exhibit B to this Second Amendment as corresponding Exhibits to the Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this amendment to be executed as of the date first written above.

COMPANY:	T2 BIOSYSTEMS, INC.

/s/ John M. Sprague
	By: Title:	John M. Sprague CFO

EMPLOYEE:

/s/ John McDonough
John McDonough

EXHIBIT A

[see attached]

EXHIBIT B

GENERAL RELEASE AGREEMENT

[see attached]